UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2009

Date of Report (Date of earliest event reported)

iBASIS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-27127	04-3332534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Second Avenue, Burlington, MA 01803

(Address of Principal Executive Offices) (Zip Code)

(781) 505-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On May 11, 2009 iBasis, Inc. (the “Company”) entered into new Severance and Change-in-Control Agreements (“Agreements”) with each of our named executive officers (as defined in Item 402 of Regulation S-K), including Ofer Gneezy, Chairman, President and Chief Executive Officer (“Gneezy”); Gordon J. VanderBrug, Executive Vice President (“VanderBrug”); Richard G. Tennant, Senior Vice President, Finance and Administration, Chief Financial Officer (“Tennant”); Mark S. Flynn, Chief Legal Officer and Corporate Secretary (“Flynn”); and Paul H. Floyd, Senior Vice President, Global Products, Network and Systems (“Floyd”).  The terms of the Agreements amend and supersede the severance and change in control arrangements that the Company maintained with the executives prior to entering into the new Agreements with them.  The prior arrangements are set forth in the executives’ existing employment agreements, which remain in effect, except to the extent superseded by the new Agreements.

The Agreements with Gneezy and VanderBrug provide that, the in the event of a termination of employment by the Company without Cause or by the executive for Good Reason, as such terms are defined in the Agreements, the executive will be entitled to payment of a pro-rata annual bonus up to the date of termination, the continuation of base salary for a period of 24 months following the termination date, payment of an amount equal to two times the executive’s full target annual bonus for the year in which the termination occurs, payment of restricted stock that would have vested within 90 days following termination and the continued payment of the employer-paid premiums for medical, dental and other health benefits for the 24 month severance period.  As to Gneezy and VanderBrug, in the event of a termination by the Company without Cause or by the executive for Good Reason within one year following a Change of Control, as defined in the Agreements, the executive would be entitled to payment of a pro-rata annual bonus up to the date of termination, a lump sum cash payment equal to two times the executive’s base salary and two times the executive’s full target annual bonus for the year in which the termination occurs, immediate vesting in all outstanding stock options and restricted stock and the right to exercise such stock options during the 24 month severance period, and the continued payment of the employer-paid premiums for medical, dental and other health benefits for the 24 month severance period.

The Agreements with each of Tennant, Flynn, and Floyd provide that in the event of a termination of employment by the Company without Cause or by the executive for Good Reason, the executive will be entitled to payment of a pro-rata annual bonus up to the date of termination, continuation of base salary for a period of 12 months following the termination date, payment of an amount equal to the executive’s full target annual bonus for the year in which the termination occurs, payment of restricted stock that would have vested within 90 days following termination and the continued payment of the employer-paid premiums for medical, dental and other health benefits for the 12 month severance period.  As to Tennant, Flynn, and Floyd, in the event of a termination of employment without Cause or by the executive with Good Reason within one year following a Change of Control, the executive would be entitled to payment of a pro-rata annual bonus up to the date of termination, a lump sum cash payment equal to 1.5 times the executive’s base salary and 1.5 times the executive’s full target annual bonus for the year in which the termination occurs, immediate vesting in all outstanding stock options and restricted stock and the right to exercise such stock options during the 18 month severance period, and the continued payment of the employer-paid premiums for medical, dental and other health benefits for the 18 month severance period.

In exchange for the severance and change in control benefits provided for in the Agreements, the Agreements also contain non-competition and non-solicitation provisions by which the executives have agreed to be bound during their employment and their respective severance periods.

Each of the Agreements contains provisions that subject the payments otherwise due to the provisions of Internal Revenue Code Section 409A and, in certain circumstances, to reduction to mitigate the imposition of excise taxes under Internal Revenue Code Section 4999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2009	iBASIS, INC.

	By:	/s/ Mark S. Flynn
Mark S. Flynn
Chief Legal Officer and Corporate Secretary